                                                                    EXHIBIT 10.4
                                                                    ------------


                             TAX SHARING AGREEMENT


                                 by and among


                                  AT&T CORP.,


                          LIBERTY MEDIA CORPORATION,
               for itself and each member of the Liberty Group,


                          TELE-COMMUNICATIONS, INC.,


                          LIBERTY VENTURES GROUP LLC,


                           LIBERTY MEDIA GROUP LLC,


                               TCI STARZ, INC.,


                             TCI CT HOLDINGS, INC.


                                      and


           each Covered Entity listed on the signature pages hereof,



                           dated as of March 9, 1999

                               TABLE OF CONTENTS
                               -----------------

                                                                            Page
                                                                            ----
1.   Definitions..........................................................   1
2.   Treatment of Legal Entities That Would be Members of Both Groups.....   6
3.   Tax Sharing Payments.................................................   7
     (a) Federal Income Taxes.............................................   7
     (b) Consolidated State, Local and Foreign Taxes......................   7
     (c) Certain Pre-Closing Taxes of the TCI Affiliated Group............   8
     (d) Special Rules....................................................   9
         (i)    Certain Items for Liberty's Account.......................   9
         (ii)   Responsibility for DITS...................................  10
         (iii)  No Acceleration of DITS...................................  10
         (iv)   Accounts Under Old TCI Tax Sharing Agreements.............  10
         (v)    Pre-Closing Losses; Pre-Closing Alternative Minimum Tax...  10
         (vi)   TCI Affiliated Group Non-NOL Carryover....................  11
         (vii)  The Unused TCI Affiliated Group NOL.......................  11
         (viii) Payment for NOL...........................................  11
         (ix)   Post-Closing Compensation Deductions......................  12
         (x)    Warrants..................................................  12
4.   Subsidiary Payments..................................................  12
5.   Adjustments..........................................................  12
6.   Separate Returns.....................................................  13
7.   Interest on Unpaid Amounts...........................................  14
8.   Indemnification......................................................  14
9.   Liberty Contests and Filing of Returns...............................  14
10.  Appointment of AT&T as Agent.........................................  16
11.  Cooperation..........................................................  16
12.  Confidentiality......................................................  17
13.  Payment of Tax.......................................................  17
14.  Calculation of Tax Sharing Payments and Resolution of Disputes.......  17
15.  Binding Effect; Successors and Assigns...............................  17
16.  Interpretation.......................................................  18
17.  Legal and Accounting Fees............................................  18
18.  Effect of the Agreement..............................................  18
19.  Entire Agreement.....................................................  18
20.  Code References......................................................  19
21.  Notices..............................................................  19
22.  Counterparts.........................................................  19
23.  New Members..........................................................  20
24.  Nature of Obligations................................................  20
25.  Termination..........................................................  20
26.  Liberty Representation...............................................  20

                             TAX SHARING AGREEMENT
                             ---------------------

          TAX SHARING AGREEMENT (the "Agreement") entered into as of March 9, 1999, by and among AT&T Corp., a New York corporation ("AT&T"), Liberty Media Corporation, a Delaware corporation ("Liberty"), for itself and on behalf of each member of the Liberty Group (as defined below), Tele-Communications, Inc., a Delaware corporation ("TCI"), Liberty Ventures Group LLC, a Delaware limited liability company, Liberty Media Group LLC, a Delaware limited liability company ("Liberty Group LLC"), TCI Starz, Inc., a Colorado corporation, TCI CT Holdings, Inc., a Delaware corporation, each Covered Entity listed on the signature pages hereof, and any entities which become parties hereto pursuant to Section 23 hereof.

          WHEREAS, AT&T, Italy Merger Corp. ("Merger Sub") and TCI are parties to an Agreement and Plan of Restructuring and Merger dated as of June 23, 1998 (the "Merger Agreement") pursuant to which, among other things, subject to the terms and conditions contained in the Merger Agreement, and concurrent with the execution hereof, Merger Sub shall be merged with and into TCI with TCI surviving as a wholly owned subsidiary of AT&T (the "Merger");

          WHEREAS Liberty desires to be included, and desires that the Subsidiaries in the Liberty Group (as defined below) be included to the extent permitted by applicable law, in the filing of consolidated federal income tax returns on behalf of the AT&T Affiliated Group (as defined below);

          WHEREAS AT&T and Liberty wish to allocate and settle among themselves in an equitable manner the consolidated federal income tax liability of the AT&T Affiliated Group;

          WHEREAS Liberty desires, to the extent required or permitted by applicable state, local or foreign law to be included, and that the Subsidiaries in the Liberty Group be included, in combined, consolidated and unitary state, local and foreign tax returns on behalf of the AT&T Affiliated Group; and

          WHEREAS AT&T and Liberty wish to allocate and settle among themselves in an equitable manner the state, local or foreign tax liability in connection with such combined, consolidated and unitary state, local and foreign income tax returns;

          NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereby amend and restate in its entirety the 1995 TCI Tax Sharing Agreement and the 1997 TCI Tax Sharing Agreement (each as defined below) and agree as follows:

          1.   Definitions. Any terms used but not otherwise defined herein
               -----------
shall have the meanings ascribed to such terms in the Merger Agreement. For purposes of this Agreement, the following terms shall be defined as follows:

          (a)  "Advance" shall have the meaning set forth in Section 9(d).
                -------

          (b)  "Arbiter" shall have the meaning set forth in Section 3(d)(vii).
                -------

          (c)  "AT&T" shall have the meaning set forth in the first paragraph
                ----
hereof.

          (d)  "AT&T Affiliated Group" shall mean (i) the affiliated group,
                ---------------------
within the meaning of Section 1504(a) of the Code, consisting of AT&T and certain of its Subsidiaries, (ii) any combined, consolidated or unitary group for state, local or foreign Tax purposes that files Joint Returns and (iii) any True Legal Entity that files Joint Returns.

          (e)  "AT&T Charter" shall mean the Certificate of Incorporation of
                ------------
AT&T, as amended and in effect on the date hereof, after adoption of the AT&T Charter Amendment (as defined in the Inter-Group Agreement).

          (f)  "AT&T Common Stock" shall have the meaning given to such term in
                -----------------
the Proxy Statement.

          (g)  "Code" shall mean the Internal Revenue Code of 1986, as amended.
                ----
          (h)  "Common Stock Group" shall mean AT&T, each of the other Legal
                ------------------
Entities that is or was at any time owned directly or indirectly by AT&T and any Legal Entity tracked at any time by the TCI Group Tracking Stock; provided,
                                                                  --------
however, that the Common Stock Group shall not include any Legal Entity for
-------
such period as and to the extent that such Legal Entity is a member of the Liberty Group.

          (i)  "Common Stock Indemnitee" shall have the meaning set forth in
                -----------------------
Section 8(a) hereof.

          (j)  "Consolidated Return Regulations" shall mean the Treasury
                -------------------------------
Regulations promulgated under Chapter 6 of Subtitle A of the Code, including, as applicable, any predecessors or successors thereto.

          (k)  "Contested Liberty Group Item" shall have the meaning set forth
                ----------------------------
in Section 9(d).

          (l)  "Contribution Agreement" shall have the meaning ascribed to such
                ----------------------
term in the Proxy Statement.

          (m)  "Corresponding Item" shall have the meaning set forth in the
                ------------------
definition of Timing Item.

          (n)  "Covered Entities" shall have the meaning ascribed to such term
                ----------------
in the Inter-Group Agreement.

          (o)  "Designated Rate" shall mean the underpayment rate applicable to
                ---------------
large corporate underpayments under the Code.

          (p)  "DIT" shall mean any "deferred intercompany transaction" or
                ---
"intercompany transaction" within the meaning of the Treasury Regulations (or predecessors thereto).

          (q)  "Excess Basis" shall have the meaning set forth in Section 5(e).
                ------------

          (r)  "Exhibit D DIT" shall mean any DIT listed on Exhibit D hereto.
                -------------

          (s)  "Federal Tax Allocation Agreement" shall mean the Federal Tax
                --------------------------------
Allocation Agreement dated as of February 1, 1996 by and among AT&T and each of its subsidiaries.

          (t)  "Final Determination" shall mean a closing agreement with the
                -------------------
Internal Revenue Service or the relevant state, local or foreign Taxing authorities, an agreement contained in Internal Revenue Service Form 870AD or other comparable form, an agreement that constitutes a determination under
Section 1313(a)(4) of the Code, a claim for refund which has been allowed, a deficiency notice with respect to which the period for filing a petition with the Tax Court or the relevant state, local or foreign tribunal has expired or a decision of any court of competent jurisdiction that is not subject to appeal or as to which the time for appeal has expired.

          (u)  "GI" shall have the meaning ascribed to such term in the
                --
Inter-Group Agreement.

          (v)  "Governmental Authority" shall have the meaning set forth in the
                ----------------------
definition of "Tax."

          (w)  "Group" shall mean either the Common Stock Group or the Liberty
                -----
Group.

          (x)  "Hypothetical Legal Entity" shall have the meaning set forth in
                -------------------------
Section 2.

          (y)  "Intercompany Account" shall have the meaning set forth in
                --------------------
Section 3(d)(iv).

          (z)  "Inter-Group Agreement" shall mean the Inter-Group Agreement by
                ---------------------
and among AT&T, Liberty and others dated as of the date hereof.

          (aa) "Joint Return" shall mean any Tax Return that includes at least
                ------------
two Legal Entities, of which one Legal Entity is a member of the Liberty Group and the other Legal Entity is a member of (A) the TCI Group for taxable periods ending on or prior to the Closing Date or (B) the Common Stock Group for taxable periods ending after the Closing Date.

          (bb) "Legal Entity" shall mean a True Legal Entity or a Hypothetical
                ------------
Legal Entity.

          (cc) "Letter Agreement" shall have the meaning set forth in Section
                ----------------
3(d)(ii).

          (dd) "Liberty" shall have the meaning set forth in the first paragraph
                -------
hereof.

          (ee) "Liberty Group" shall mean the Legal Entities that own or owned
                -------------
the assets, and are or were primarily responsible for the liabilities, tracked at any time by the TCI Ventures Group Tracking Stock, the Liberty Media Group Tracking Stock or the New Liberty Media Group Tracking Stock; provided,
                                                              --------
however, that (x) the Liberty Group shall not include any such Legal Entity for
-------
such period as and to the extent that the Legal Entity or its assets or liabilities are tracked by the AT&T Common Stock or the TCI Group Tracking Stock, (y) except for purposes of determining the amount of the Intercompany Account, the Liberty Group shall not include for any period the Legal Entities listed on Exhibit A hereto, and (z) the Liberty Group shall include the Legal Entities listed on Exhibit B hereto beginning on the day following the Closing Date.

          (ff) "Liberty Group LLC" shall mean Liberty Media Group LLC, a
                -----------------
Delaware limited liability company.

          (gg) "Liberty Indemnitee" shall have the meaning set forth in Section
                ------------------
8(b) hereof.

          (hh) "Liberty Media Group Tracking Stock" shall have the meaning
                ----------------------------------
ascribed to such term in the Proxy Statement.

          (ii) "Liberty SRLY NOL" shall have the meaning set forth in Section
                ----------------
3(d)(vii).

          (jj) "Losses" shall mean costs, expenses, fees, liabilities,
                ------
obligations and losses.

          (kk) "Merger" shall have the meaning set forth in the recitals hereto.
                ------

          (ll)  "Merger Agreement" shall have the meaning set forth in the
                 ----------------
recitals hereto.

          (mm)  "Merger Sub" shall have the meaning set forth in the recitals
                 ----------
hereto.

          (nn)  "New Liberty Media Group Tracking Stock" shall have the meaning
                 --------------------------------------
ascribed to such term in the Proxy Statement.

          (oo)  "1995 TCI Tax Sharing Agreement" shall mean the Tax Sharing
                 ------------------------------
Agreement dated as of July 1, 1995, as amended, by and among TCI, Liberty, Tele-Communications International, Inc., TCI Technology Ventures, Inc., TCI Communications, Inc. and TCI Cable Investments, Inc. and certain subsidiaries thereof.

          (pp)  "1997 TCI Tax Sharing Agreement" shall mean the Tax Sharing
                 ------------------------------
Agreement dated as of October 1, 1997, as amended, by and among TCI, TCI Communications, Inc., Liberty and TCI Ventures Group L.L.C. and certain subsidiaries thereof.

          (qq)  "Old TCI Tax Sharing Agreements" shall mean the 1995 TCI Tax
                 ------------------------------
Sharing Agreement and the 1997 TCI Tax Sharing Agreement.

          (rr)  "Package Position" shall have the meaning set forth in Section
                 ----------------
9(c).

          (ss)  "Package Preparer" shall have the meaning set forth in Section
                 ----------------
9(c).

          (tt)  "Person" means any individual or corporation, company,
                 ------
partnership, trust, incorporated or unincorporated association, joint venture or other entity of any kind.

          (uu)  "Phantom NOL" shall mean, in the case of any Redetermination,
                 -----------
the excess of the TCI Affiliated Group NOL determined without regard to such Redetermination (but with regard to any prior Redeterminations) over the TCI Affiliated Group NOL.

          (vv)  "Pre-Closing Group" shall mean, for taxable periods ending on or
                 -----------------
prior to the Closing Date, the Liberty Group or the TCI Group.

          (ww)  "Pre-Closing Taxable Period" for any Legal Entity shall mean any
                 --------------------------
taxabletaxable period that ends on or prior to the Closing Date with respect to such entity.

          (xx)  "Proxy Statement" shall mean the Proxy Statement/Prospectus of
                 ---------------
AT&T and TCI dated January 8, 1999.

          (yy)  "Reasonably Expected" shall have the meaning set forth in
                 -------------------
Section 3(d)(vii).

          (zz)  "Redetermination" shall mean any redetermination as the result
                 ---------------
of an audit by the Internal Revenue Service (or the relevant state, local or foreign Governmental Authority), a claim for refund, an amended Tax Return or otherwise.

          (aaa) "Separate Return" shall mean any Tax Return that is not a Joint
                 ---------------
Return.

          (bbb) "Settlement Advisor" shall have the meaning set forth in
                 ------------------
Section 9(d).

          (ccc) "Settlement Overpayment" shall have the meaning set forth in
                 ----------------------
Section 9(d).

          (ddd)  "Sprint DIT" shall have the meaning set forth in Section
                  ----------
3(d)(ii).

          (eee)  "State and Local Income Tax Allocation Agreement" shall mean
                  -----------------------------------------------
the State and Local Income Tax Allocation Agreement dated as of the first day of the combined return Taxable year beginning January 1, 1995 by and among AT&T and each of its subsidiaries.

          (fff)  "Subsidiary" means, as to any Person, any other Person of which
                  ----------
at least (i) 50% of the equity and (ii) 50% of the voting interests are owned, directly or indirectly, by such first Person.

          (ggg)  "Tax" shall mean any tax, wherever created or imposed, and
                  ---
whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federation or other body (a "Governmental Authority"), and, without limiting the generality of the foregoing, shall include income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, unemployment insurance, social security, stamp, environmental, value added, alternative or added minimum, ad valorem, trade, recording, withholding, occupation or transfer tax, custom or duty or other like governmental assessment or charge of any kind whatsoever, together with any related interest, penalties and additions imposed by any Governmental Authority.

          (hhh)  "Tax Item" shall mean any item of income, gain, loss,
                  --------
deduction, credit, recapture of credit or any other item which increases or decreases Taxes paid or payable, including an adjustment under Code Section 481 resulting from a change in accounting method.

          (iii)  "Tax Proceeding" shall mean any Tax audit, examination,
                  --------------
controversy or litigation.

          (jjj)  "Tax Return" shall mean any Tax report, return or other
                  ----------
information (including any attached schedules or any amendments to such report, return or other information) required to be supplied to or filed with a Governmental Authority, including an information return, claim for refund, amended return or declaration or estimated Tax return.

          (kkk)  "Tentative Settlement Overpayment" shall have the meaning set
                  --------------------------------
forth in Section 9(d).

          (lll)  "TCI" shall have the meaning set forth in the first paragraph
                  ---
hereof.

          (mmm)  "TCI Affiliated Group" shall mean for taxable periods ending on
                  --------------------
or prior to the Closing Date: (i) the affiliated group, within the meaning of
Section 1504(a) of the Code, consisting of TCI and certain of its Subsidiaries,
(ii) any combined, consolidated or unitary group, for state, local or foreign Tax purposes that files Joint Returns that include solely members of the TCI Group and the Liberty Group, and (iii) any True Legal Entity that files Joint Returns that include solely members of the TCI Group and Liberty Group.

          (nnn)  "TCI Affiliated Group NOL" shall mean the unexpired regular Tax
                  ------------------------
net operating loss for federal income Tax purposes of the TCI Affiliated Group, if any, as of the last day of the last taxable year ending on or prior to the Closing Date, after giving effect to income, loss, audit adjustments, and the effects of acts occurring in connection with the Merger Agreement.

          (ooo)  "TCI Affiliated Group Non-NOL Carryover" shall mean any
                  --------------------------------------
alternative minimum Tax credit carryover or other carryover of the TCI Affiliated Group as of the last day of the last taxable year of the TCI Affiliated Group ending on or prior to the Closing Date, after giving effect to income, loss, audit adjustments and the effects of acts occurring in connection with the Merger Agreement; provided, however, that the TCI Affiliated Group Non-
                           --------  -------
NOL Carryover shall not include (i) the TCI Affiliated Group NOL, (ii) any foreign tax credit or charitable contribution carryovers allocable under the Consolidated Return Regulations to

Legal Entities in the Liberty Group and (iii) any net operating losses reportable on a Separate Return of a Legal Entity in the Liberty Group.

          (ppp)  "TCI Group" shall mean such subset of the group of Legal
                  ---------
Entities that are members of the Common Stock Group as consists of TCI and each of the Legal Entities that is or was at any time owned directly or indirectly by TCI and owned or owns the assets and are or were primarily responsible for the liabilities tracked by the TCI Group Tracking Stock; provided, however, that the
                                                     --------  -------
TCI Group shall not include any Legal Entity for such period as and to the extent that such Legal Entity is a member of the Liberty Group.

          (qqq)  "TCI Group Tracking Stock" shall have the meaning given to such
                  ------------------------
term in the Proxy Statement.

          (rrr)  "TCI Pre-AT&T Merger Restructuring Plan" shall mean the TCI
                  --------------------------------------
Pre-AT&T Merger Restructuring Plan that is attached hereto as Exhibit C.

          (sss)  "TCI SRLY NOL" shall have the meaning set forth in Section
                  ------------
3(d)(vii).

          (ttt)  "TCI Ventures Group Tracking Stock" shall have the meaning
                  ---------------------------------
ascribed to such term in the Proxy Statement.

          (uuu)  "Tentative Settlement Overpayment" shall have the meaning set
                  --------------------------------
forth in Section 9(d).

          (vvv)  "Timing Item" shall mean a Tax Item, the adjustment of which in
                  -----------
one taxable year results or may result in an increase in deduction, loss or credit or a decrease in income, gain or recapture (a "Corresponding Item") in
                                                      ------------------
another year.

          (www)  "Treasury Regulations" shall mean the Treasury Regulations
                  --------------------
promulgated under the Code.

          (xxx)  "True Legal Entity" shall mean a corporation, partnership,
                  -----------------
limited liability company or other legal entity under the corporation, partnership, limited liability company or other organizational laws of a state or other jurisdiction.

          (yyy)  "Unfiled Return" shall mean any Joint Return with respect to a
                  --------------
taxable period ending on or before the Closing Date that is not yet filed as of the Closing Date.

          (zzz)  "Unpaid NOL" shall have the meaning given to such term in
                  ----------
Section 3(d).

          (aaaa) "Unused TCI Affiliated Group NOL" shall mean the TCI Affiliated
                  -------------------------------
Group NOL reduced by any portion thereof that has previously been used to compute the reduction in the Liberty Group's payment obligations under Section 3(d) or been used to compute AT&T's payment obligation to Liberty upon deconsolidation under Section 3(d).

          (bbbb) "Warrants" shall have the meaning ascribed to such term in the
                  --------
Inter-Group Agreement.

             2.  Treatment of Legal Entities That Would be Members of Both
                 ---------------------------------------------------------
Groups. In the event that a True Legal Entity owns assets or is primarily
------
responsible for liabilities tracked at once by both the TCI Group Tracking Stock or AT&T Common Stock, on the one hand, and the TCI Ventures Group Tracking Stock, Liberty Media Group Tracking Stock or New Liberty Media Group Tracking Stock, on the other hand, each of the assets, liabilities and Tax attributes of the True Legal Entity shall be treated at such time as divided between two hypothetical corporations, partnerships, limited liability companies or other legal entities ("Hypothetical Legal Entities"), each of which shall be treated at such time as owning the assets, being primarily responsible for the liabilities, and having the Tax attributes of, and Tax and legal personality comparable to those of, the True Legal Entity associated with the business or investments of such Group. In the event that a Tax attribute cannot be associated with the business or investments of a single Group, it shall be reasonably allocated between the Hypothetical Legal Entities taking into account the nature of the Tax attribute.

          3.   Tax Sharing Payments.
               --------------------

          (a)  Federal Income Taxes. With respect to consolidated federal
               --------------------
income Taxes, no later than five days prior to the due date (including extensions) of any consolidated federal income Tax Return of the AT&T Affiliated Group if such Tax Return is for a taxable period ending after the Closing Date:

              (i) Liberty shall pay to AT&T the excess, if any, of (A) the sum of (I) the aggregate amount of any Tax that would not have been incurred by the AT&T Affiliated Group but for the inclusion of any Legal Entity that is a member of the Liberty Group in the AT&T Affiliated Group and (II) the aggregate amount of any Tax refund, credit or other Tax benefit that would have been realized or received with respect to such Tax Return (or any other Tax Return that has been or could have been filed) by the AT&T Affiliated Group but for the inclusion of any Legal Entity that is a member of the Liberty Group in the AT&T Affiliated Group over (B) the aggregate amount previously paid by Liberty pursuant to this clause (i); and

              (ii) AT&T shall pay Liberty the excess, if any, of (A) the sum of
     (I) the aggregate amount of any Tax that would have been incurred by the AT&T Affiliated Group but for the inclusion of any Legal Entity that is a member of the Liberty Group in the AT&T Affiliated Group and (II) the aggregate amount of any Tax refund, credit or other Tax benefit realized or received with respect to such Tax Return that would not have been realized or received by the AT&T Affiliated Group but for the inclusion of any Legal Entity that is a member of the Liberty Group in the AT&T Affiliated Group over (B) the aggregate amount previously paid by AT&T pursuant to this clause (ii);

provided, however, that the Consolidated Return Regulations and the consolidated
--------  -------
federal income Tax Returns filed by the AT&T Affiliated Group or the TCI Affiliated Group pursuant to this Agreement or the Old TCI Tax Sharing Agreements, respectively, shall determine the timing of the recognition of Tax Items with respect to DITS and the determination of which Group (and which member thereof) shall bear the Tax benefit or burden of such Tax Items, and each Group shall be responsible for the Tax Items recognized by its respective members with respect to any DITS; provided, further, however, that, solely for
                                  --------  -------  -------
purposes of determining the timing of the recognition of Tax Items resulting from intercompany transactions for the "without" Liberty Group calculation, in the case of any Tax Item of a member of the Common Stock Group arising from or relating to any DIT in which a member of the Common Stock Group is the "seller" and a member of the Liberty Group is the "buyer" (each within the meaning of the Consolidated Return Regulations), until such time, if any, as the "buyer" is not in fact a member of the AT&T Affiliated Group, the amounts referred to in Sections 3(a)(i)(A) and 3(a)(ii)(A) shall be calculated by treating the buyer as if it is a member of the AT&T Affiliated Group.

          (b)  Consolidated State, Local and Foreign Taxes. With respect to
               -------------------------------------------
consolidated, combined, unitary or other Joint Return Taxes, other than consolidated federal income Taxes, no later than five days prior to the due date (including extensions) of any Joint Return of the AT&T Affiliated Group if such Joint Return is for a taxable period ending after the Closing Date:

                (i) Liberty shall pay to AT&T the excess, if any, of (A) the sum of (I) the aggregate amount of any Tax that would not have been incurred by the AT&T Affiliated Group but for the inclusion of any Legal Entity that is a member of the Liberty Group in the AT&T Affiliated Group and (II) the aggregate amount of any Tax refund, credit or other Tax benefit that would have been realized or received with respect to such Tax Return (or any other Tax Return that has been or could have been filed) by the AT&T Affiliated Group but for the inclusion of any Legal Entity that is a member of the Liberty Group in the AT&T Affiliated Group over (B) the aggregate amount previously paid by Liberty pursuant to this clause (i); and

                (ii) AT&T shall pay Liberty the excess, if any, of (A) the sum of (I) the aggregate amount of any Tax that would have been incurred by the AT&T Affiliated Group but for the inclusion of any Legal Entity that is a member of the Liberty Group in the AT&T Affiliated Group and (II) the aggregate amount of any Tax refund, credit or other Tax benefit realized or received with respect to such Tax Return that would not have been realized or received by the AT&T Affiliated Group but for the inclusion of any Legal Entity that is a member of the Liberty Group in the AT&T Affiliated Group over (B) the aggregate amount previously paid by AT&T pursuant to this clause (ii);

provided, however, that (x) solely for purposes of determining the timing of the
--------  -------
recognition of Tax Items resulting from intercompany transactions for the "without" Liberty Group calculation, in the case of any Tax Item of a member of the Common Stock Group arising from or relating to any DIT in which a member of the Common Stock Group is the "seller" and a member of the Liberty Group is the "buyer" (each within the meaning of the Consolidated Return Regulations or comparable provision of state, local or foreign law), until such time, if any, as the "buyer" is not in fact a member of the AT&T Affiliated Group, the amounts referred to in Sections 3(b)(i)(A) and 3(b)(ii)(A) shall be calculated by treating the buyer as if it is a member of the AT&T Affiliated Group and for all other purposes, the Consolidated Return Regulations (or comparable provisions of state, local or foreign law) shall govern the timing of the recognition of Tax Items for the members of the AT&T Affiliated Group and (y) all calculations required to be made for purposes of clauses (b)(i) and (ii) above (including the "without" Liberty Group calculations) shall be made using the apportionment factors applicable to the Joint Return on a combined, consolidated or unitary basis that includes all entities (including the members of the Liberty Group) that are included in such Joint Return. In the case of any Joint Return of the TCI Affiliated Group with respect to a taxable period that includes but does not end on the Closing Date, such taxable period shall, for purposes of this Agreement, be treated as consisting of one taxable period of the TCI Affiliated Group ending on the Closing Date and another taxable period of the AT&T Affiliated Group beginning on the day after the Closing Date, based on an interim closing of the books as of the end of the day on the Closing Date.

          (c)  Certain Pre-Closing Taxes of the TCI Affiliated Group.
               -----------------------------------------------------

                (i) In the case of any Unfiled Return of the TCI Affiliated Group for consolidated federal income Taxes for any period ending on or prior to the Closing Date, if such Tax Return as originally filed reflects a regular federal income Tax liability, then Liberty shall pay AT&T the portion of such Tax attributable to the Tax Items of the Liberty Group on a proportionate basis no later than five days prior to the due date (including extensions) of such Tax Return.

                (ii) For each taxable period ending on or prior to the Closing Date, the liability of each Pre-Closing Group with respect to unitary, consolidated, nexus combination or other state or local income and franchise Taxes required to be filed on Joint Returns shall be equal to the product of: (x) the sum of the state and local income and franchise Taxes attributable to those jurisdictions in which the TCI Affiliated Group is liable for state or local income or franchise Taxes with respect to the operations of any Legal Entity that is a member of such Pre-Closing Group on a unitary, consolidated, nexus combination or other Joint Return basis, multiplied by (y) a fraction, (I) the numerator of which is the aggregate amount of such Tax that is attributable to such Pre-Closing Group in such jurisdictions, determined without regard to the other Pre-Closing Group, as though such Pre-Closing Group were required to file either a unitary, consolidated, nexus combination or other Joint Return corporate income or franchise Tax Return (for this purpose, each limited liability company that is wholly owned directly by TCI shall be treated as if it were a corporation) in such jurisdictions for such taxable year or portion thereof, and (II) the denominator of which is the sum of all such amounts determined with respect to both Pre-Closing Groups. For each Tax Return that is the subject of this Section 3(c)(ii), if a member of the Common Stock Group is required under the law to file the applicable TCI Affiliated Group Joint Return, then Liberty shall pay AT&T or TCI the amount for which the Liberty Group is responsible (based on the fraction referred to in clause (y) above) with respect to such Tax Return no later than five days prior to the due date (including extensions) of such Tax Return, and if a member of the Liberty Group is required under the law to file the applicable TCI Affiliated Group Joint Return, then AT&T or TCI shall pay Liberty the amount for which the Common Stock Group is responsible (based on the fraction referred to in clause (y) above) with respect to such Tax Return no later than five days prior to the due date (including extensions) of such Tax Return.

                (iii) For each taxable period ending on or prior to the Closing Date, the liability of each Pre-Closing Group with respect to foreign Taxes required to be filed on Joint Returns shall be determined under the principles of Section 3(c)(ii) above.

                (iv) The Consolidated Return Regulations shall govern the timing of the recognition of Tax Items of the members of the TCI Affiliated Group.

          (d)  Special Rules. Notwithstanding any other provision of this
               -------------
Agreement:

                (i)      Certain Items for Liberty's Account. Any Tax Item
                         -----------------------------------
arising from or relating to (A) TCI Wireless Holdings Inc. or any of its direct or indirect assets or subsidiaries, (B) the disposition of certain assets in exchange for stock of GI or the subsequent disposition of such stock, or (C) except as provided below in this Section 3(d)(i), the deemed, constructive or actual disposition (except for the Exhibit D DITS) of the shares or other interests in any Liberty Group Legal Entity, or measured by reference to the difference between the value of such shares or interests and the holder's basis therein, shall be for the account of the Liberty Group, and Liberty shall pay AT&T any Tax (or any reduction in any Tax refund, credit or other benefit) attributable thereto. AT&T and Liberty agree that any federal income Tax or Joint Return Tax liability (including any reduction in the TCI Affiliated Group
NOL) arising from or relating to the federal income tax characterization or treatment of any class of tracking stock of TCI or AT&T under the federal income tax law on the date hereof will be equitably apportioned between the TCI Group or Common Stock Group, on the one hand, and the Liberty Group, on the other hand. AT&T agrees that (i) any Tax liability (or reduction in Tax benefit attributable to the Liberty Group under this Agreement) that results from the breach of AT&T's covenant in the Inter-Group Agreement that it will not issue any New Liberty Media Group Tracking Stock after a Tax Law Change (as defined in the Inter-Group Agreement), and (ii) any Tax liability (or reduction in Tax benefit attributable to the Liberty Group under this Agreement) incurred as a result of the settlement of a Tracking Stock Obligation (as defined in the Inter-Group Agreement) incurred after the Merger without the approval of Liberty, shall be for the account of AT&T for purposes of this Agreement. Liberty agrees that, except as set forth in the preceding sentence, any Tax liability (or any reduction in a Tax benefit attributable to the Common Stock Group under this Agreement) incurred as a result of the Tax Law Change (including as a result of the settlement of a Tracking Stock Obligation existing at the time of the Merger (or incurred after the Merger with the approval of Liberty) satisfied, as directed by Liberty) shall be for the account of Liberty for purposes of this Agreement.

           (ii)  Responsibility for DITS. (A) Except for the Exhibit D DITS, any
                 -----------------------
      DITS created in any taxable period ending on or prior to the Closing Date, any DITS created pursuant to the TCI Pre-AT&T Merger Restructuring Plan, and any DIT created pursuant to the transactions contemplated by the Letter Agreement (the "Letter Agreement") dated February 11, 1999 among AT&T, TCI and Liberty (a "Sprint DIT"), in each case, brought into income as the result of any deconsolidation of the Liberty Group or the liquidation of Encore Media Group LLC, a Colorado limited liability company, or other entity conducting the Encore/Starz business shall be for the account of the Liberty Group, and Liberty shall pay AT&T any Tax (or any reduction in any Tax refund, credit or other benefit) attributable thereto; (B) any Exhibit D DITS shall be for the account of the Common Stock Group; and (C) except as otherwise provided in clause (A) or (B) above, any DIT created in any taxable period ending after the Closing Date that is brought into income as the result of the deconsolidation of the Liberty Group shall be the obligation of the Group that includes the Legal Entity that is the selling member (within the meaning of the Consolidated Return Regulations), unless otherwise agreed upon by AT&T and Liberty.

           (iii) No Acceleration of DITS.  Without the prior written consent of
                 -----------------------
      AT&T, unless the Liberty Group agrees to assume the Tax burden thereof, the Liberty Group shall not take any action (inadvertent or otherwise) that would cause an acceleration of income arising from any DIT that is disclosed in Part 2 of Section 5.10(b) of the Company Disclosure Statement or from any Exhibit D DIT or from any Sprint DIT; provided, however, that
                                                        --------  -------
      restoral of income or gain from a DIT that occurs as a result of depreciation or amortization deductions taken by the Liberty Group shall not be considered an acceleration of any DIT.

           (iv)  Accounts Under Old TCI Tax Sharing Agreements.  The
                 ---------------------------------------------
      intercompany accounts reflecting the obligation of the Liberty Group
      (approximately $237 million as of the date of this Agreement) for periods on or prior to the Closing Date under the 1995 TCI Tax Sharing Agreement (the "Intercompany Account") shall be paid by Liberty at such time, if any, that the Liberty Group deconsolidates from the AT&T Affiliated Group for federal income Tax purposes; provided, however, that (A) the amount of
                                       --------  -------
      the Intercompany Account shall be determined pursuant to the provisions of the 1995 TCI Tax Sharing Agreement and without regard to clause 3(d)(v) below; (B) the Legal Entities listed on Exhibit A shall be treated as Liberty Group members for all relevant periods for purposes of calculating the Intercompany Account and (C) the amount of the Intercompany Account shall be reduced by an amount equal to the product of 20 percent and the amount of any income or gain arising from the exercise, and the sale of assets pursuant thereto, of the option that was granted pursuant to the Option Agreement, dated June 24, 1997, among RET Corporation, Southern Satellite Systems, Inc., et. al., to purchase certain assets of Southern Satellite Systems, Inc., LMC Satcom, Inc., and Royal Communications, Inc.. All "Benefit Tracking Accounts" and "AMT/Regular Tax Adjustments" under the 1997 TCI Tax Sharing Agreement shall be eliminated as of the Closing Date without any obligation or payment with respect thereto and no rights or obligations shall subsequently arise with respect thereto;

           (v)   Pre-Closing Losses; Pre-Closing Alternative Minimum Tax.  For
                 -------------------------------------------------------
      taxable periods ending on or prior to the Closing Date: (A) net operating loss carryovers, current losses and other Tax attributes available to the TCI Affiliated Group may be used by any member of the TCI Affiliated Group without compensation to the Group generating such attributes, (B) if the TCI Affiliated Group has only actual alternative minimum Tax liability in a Taxing jurisdiction, Liberty shall pay AT&T for any alternative minimum Tax losses with respect to such jurisdiction generated by the Legal Entities in the TCI Affiliated Group that are not in the Liberty Group that reduce such liability with respect to such jurisdiction, and AT&T shall pay Liberty for any alternative minimum Tax losses generated by the Liberty Group that reduce such liability with respect to such jurisdiction, and (C) if the TCI Affiliated Group has only actual alternative minimum Tax liability in a Taxing jurisdiction, except as provided in clause (B) above, Liberty shall not be required to pay its share;

           (vi)   TCI Affiliated Group Non-NOL Carryover.  For taxable periods
                  --------------------------------------
      beginning after the Closing Date, any TCI Affiliated Group Non-NOL Carryover shall be treated as a Tax Item of the Common Stock Group;

           (vii)  The Unused TCI Affiliated Group NOL.  The Unused TCI
                  -----------------------------------
      Affiliated Group NOL shall be available to offset any payment obligation incurred by the Liberty Group pursuant to Section 3(a)(i) hereof at the applicable federal income tax rate for the taxable period with respect to which such payment obligation of the Liberty Group is incurred (without regard to whether the AT&T Affiliated Group is subject to separate return limitation year, Section 382 or other restrictions, in each case, arising by reason of the Merger, on the utilization of the Unused TCI Affiliated Group NOL in a taxable period, or portion thereof, beginning after the Closing Date); provided, however, that to the extent that the Unused TCI
                     --------  -------
      Affiliated Group NOL is a TCI SRLY NOL or a Liberty SRLY NOL it shall only be utilized as set forth in this paragraph below. In the case of any portion of the Unused TCI Affiliated Group NOL arising in a member of the Liberty Group which is subject to separate return limitation year, Section 382 or other restrictions arising prior to the Merger Date (a "Liberty SRLY NOL"), such Liberty SRLY NOL shall be available to reduce the Liberty Group's payment obligation only to the extent such Liberty SRLY NOL is actually utilized by the AT&T Affiliated Group. In the case of any portion of the Unused TCI Affiliated Group NOL arising in a member of the TCI Group which is subject to separate return limitation year, Section 382 or other restrictions arising prior to the Merger Date (a "TCI SRLY NOL"), such TCI SRLY NOL shall be available to reduce the Liberty Group's payment obligation only when an amount of the TCI Affiliated Group NOL in excess of the sum of the Liberty SRLY NOL and the TCI SRLY NOL has previously offset such payment obligation and then only as, when and to the extent that the AT&T Affiliated Group has actually utilized such TCI SRLY NOL or can be Reasonably Expected to so utilize such TCI SRLY NOL. For these purposes, the AT&T Affiliated Group shall be "Reasonably Expected" to
                                                    -------------------
      utilize a TCI SRLY NOL if and to the extent, through use of its reasonable best efforts, such NOL could have been utilized. Such reasonable best efforts shall not require the aggregate cost or expense to AT&T (including AT&T's share of the costs and expenses of the Arbiter) in excess of 12.5 million dollars, it being agreed and understood that AT&T will continue to use its reasonable best efforts at the Liberty Group's reasonable request and at the Liberty Group's expense to utilize such NOL. Within six weeks of the date hereof the parties shall designate a mutually acceptable neutral arbiter (the "Arbiter") to resolve any disputes with respect to the calculation of the Reasonably Expected utilization of such TCI SRLY NOL and also with respect to when or whether AT&T has incurred aggregate cost or expense in excess of 12.5 million dollars. The costs and expenses of the Arbiter shall be shared equally between AT&T and Liberty;

           (viii) Payment for NOL.  Upon any deconsolidation of Liberty from
                  ---------------
      the AT&T Affiliated Group for federal income Tax purposes, AT&T shall pay Liberty an amount equal to the product of (A) the Unused TCI Affiliated Group NOL (reduced by any Liberty SRLY NOL not utilized by the AT&T Affiliated Group and, without duplication, any portion of the Unused TCI Affiliated Group NOL that will become a Tax Item of Liberty or its Affiliates under the law upon such deconsolidation) that has been, or is reasonably expected to be (or, in the case of the TCI SRLY NOL, that has been or is Reasonably Expected to be), utilized by the AT&T Affiliated Group for federal income tax purposes and (B) 35 percent. AT&T agrees to provide written notice to Liberty of the amount that will be paid pursuant to this
      Section 3(d)(viii) thirty days prior to the anticipated deconsolidation date of the Liberty Group. If any amount of the Unused TCI Affiliated Group NOL as of the date of deconsolidation is actually utilized by the AT&T Affiliated Group after the deconsolidation date of the Liberty Group, and Liberty has not been paid for such Unused TCI Affiliated Group NOL pursuant to this Section (such amount shall be referred to as the "Unpaid NOL"), AT&T shall pay Liberty, within 5 business days after the Tax Return utilizing the Unpaid NOL has been filed, an amount equal to the product of
      (C) the Unpaid NOL that has been utilized and (D) 35 percent. If any TCI Affiliated Group NOL for which Liberty has been paid pursuant to this
      Section 3(d)(viii) expires unutilized (whether by reason of any separate return limitation year or Section 382 restriction or otherwise), Liberty shall repay AT&T the amount of the payment in respect of such expired TCI Affiliated Group NOL, plus interest at 6.5 percent, compounded annually, from the date of deconsolidation. AT&T (subject, in the case of the TCI SRLY NOL, to the provisions of clause (vii) above) and TCI each agree to use reasonable efforts to have the TCI Affiliated Group NOL utilized by the AT&T Affiliated Group;

           (ix) Post-Closing Compensation Deductions.  Each Group shall be
                ------------------------------------
      entitled to the deductions arising after the Closing Date from the exercise by, or settlement of, any stock options or other equity-linked incentives, including stock appreciation rights, "phantom" stock rights and similar equity-linked instruments (A) by any person who is an officer, employee or consultant of such Group at the time of such exercise or settlement and (B) by any person who is no longer an officer, employee or consultant of either Group at the time of such exercise or settlement but who was an officer, employee or consultant of such Group on the date of such person's last employment by either Group, in each case, regardless of whether the stock underlying the option or equity-linked incentive tracks the Common Stock Group or the Liberty Group. Each Group shall be entitled to the deductions arising after the Closing Date from the payment of other compensation to the extent that such Group bears the cost of such compensation; and

           (x)  Warrants.  The parties agree that Liberty's basis in the
                --------
      Warrants equals $8.25 per Warrant, which is the fair market value of the Warrants as agreed by AT&T and Liberty and the purchase price paid for the Warrants by Liberty in a closing transaction, and that they shall take no action inconsistent with such basis (including in connection with filing Tax Returns), unless required pursuant to a Final Determination.

         4.  Subsidiary Payments.  Each of the Subsidiaries of the Liberty
             -------------------
Group agrees to pay to Liberty or at Liberty's discretion, to AT&T its share of each of the payments for which Liberty is responsible hereunder no later than one business day prior to the date upon which the relevant payment by Liberty is required to be made hereunder.

         5.  Adjustments.
             -----------

         (a) In the event of any Redetermination of any Joint Return for any taxable period, the amounts required to be paid pursuant to Section 3 shall be recomputed for such taxable period to take into account such Redetermination, and payments pursuant to Section 3 hereof shall be appropriately adjusted. Liberty shall pay AT&T or AT&T shall pay Liberty an amount equal to the difference between the payment or payments previously made between the parties in respect of such redetermined Tax Return and the amount that would have been paid pursuant to this Agreement in respect of such redetermined Tax Return if such redetermined Tax Return had been filed on the basis of the Redetermination, plus interest at the statutory rate and applicable penalties.

         (b) In the event of any Redetermination that reduces the amount of the TCI Affiliated Group NOL, Liberty shall pay AT&T the sum of (A) the amount by which Liberty's tax sharing obligations were reduced in reliance on the Phantom NOL pursuant to Section 3(d)(vii), (B) the amount that AT&T paid Liberty pursuant to Section 3(d)(viii) hereof in reliance on the Phantom NOL and (C) interest at the statutory rate from the date or dates of such reductions in tax sharing obligations and payments by AT&T and applicable penalties, and AT&T shall have no obligation to pay Liberty the amount of any benefit to AT&T arising as a result of any Redetermination that reduces the amount of the TCI Affiliated Group NOL. In the event of any Redetermination that reduces the amount of any Tax Item of the Liberty Group that is a loss, deduction or credit that was carried back or carried forward and for which Liberty received a payment hereunder from AT&T (or Liberty's payments hereunder to AT&T were reduced), Liberty shall pay AT&T the amount of such payment hereunder from AT&T (or reduction in a payment hereunder by Liberty) plus interest at the statutory rate and applicable penalties and AT&T shall have no obligation to pay Liberty the amount of any benefit to AT&T arising as a result of such Redetermination.

         (c) Any regular consolidated federal income Tax liability of the TCI Affiliated Group arising from any Redeterminations of Tax Items of the TCI Affiliated Group for one or more taxable periods ending on or before the Closing Date shall be borne by the Common Stock Group and the Liberty Group, respectively, in proportion to the amount that the sum of all Redeterminations of Tax Items attributable to the Tax Items of the TCI Group or the Tax Items of the Liberty Group, respectively, for all such periods bears to the sum of all Redeterminations of Tax Items attributable to the TCI Affiliated Group for all such periods.

         (d) Any alternative minimum consolidated federal tax liability of the TCI Affiliated Group arising from any Redetermination of Tax Items of the TCI Affiliated Group for one or more taxable periods ending on or before the Closing Date shall be borne by the Common Stock Group to the extent that AT&T reasonably expects to utilize the credit arising from payment of such liability and any such remaining alternative minimum consolidated federal tax liability shall be borne by the Group generating such alternative minimum tax liability; provided,
                                                                      --------
however, that (A) in the event that AT&T utilizes any credit arising from the
-------
alternative minimum tax liability that would otherwise be borne by Liberty, AT&T shall repay Liberty the amount paid by Liberty to AT&T in respect of such alternative minimum tax liability and (B) in the event that AT&T reasonably expects to utilize a credit but is not able to utilize such credit, whether by reason of expiration, Redetermination or otherwise, Liberty shall pay AT&T the amount that Liberty would have paid AT&T had AT&T not reasonably expected to utilize such credit.

         (e) Notwithstanding any other provision of this Agreement, in the event of a Final Determination with respect to the Warrants that results in an increase in basis to Liberty over $8.25 per Warrant (or other property received in exchange for such Warrant) or over the sum of $8.25 plus the exercise price in the stock underlying each Warrant (or other property received in exchange for such stock) ("Excess Basis"), Liberty shall pay to AT&T the amount of any Tax benefit received by Liberty resulting from such basis increase; provided,
                                                                --------
however, that (I) in the event of a deconsolidation of the Liberty Group after
-------
such Final Determination, Liberty shall pay AT&T on the date of deconsolidation an amount equal to the product of (A) 35 percent and (B) the amount of any Excess Basis for which AT&T has not previously been paid and (II) in the event of such a Final Determination after a deconsolidation of the Liberty Group, Liberty shall pay AT&T within seven days after the date of such Final Determination an amount equal to the product of 35 percent and the Excess Basis, plus interest at 6.5 percent, compounded annually, from the date of deconsolidation.

         (f) Any payment by Liberty or AT&T required by any Redetermination shall be paid within seven days after the date of a Final Determination with respect to such Redetermination.

         6.  Separate Returns.  Any Separate Return that includes only a
             ----------------
member or members of the Liberty Group and any Taxes with respect to such Separate Return shall be the responsibility of the Liberty

Group provided that the Liberty Group timely files such Separate Returns and
      --------
pays the Taxes due with respect thereto. In the event that the Liberty Group does not so file such a Separate Return or does not pay the Taxes due with respect thereto, Liberty shall indemnify AT&T with respect to such Separate Return as provided in Section 8 and, notwithstanding any other provision hereof, AT&T shall be entitled to file such Separate Return in any manner it chooses so long as it files such Separate Return in good faith.

         7.  Interest on Unpaid Amounts.  In the event that any party fails to
             --------------------------
pay any amount owed pursuant to this Agreement on the date when due, interest shall accrue on any unpaid amount at the Designated Rate from the due date until such amounts are fully paid.

         8.  Indemnification.
             ---------------

         (a) From and after the Closing Date, each Legal Entity that is a member of the Liberty Group shall indemnify and hold harmless each Legal Entity that is a member of the Common Stock Group and their respective directors, officers, employees, affiliates, agents, successors and assigns (the "Common Stock Indemnitees") from and against (i) any Taxes which such member of the Liberty Group is required to pay to a Governmental Authority (without any right of reimbursement from AT&T) or in respect of which Liberty is required to make a payment hereunder to AT&T and (ii) any Losses incurred by any Common Stock Indemnitee by reason of a breach by any member of the Liberty Group of its obligations or covenants hereunder.

         (b) From and after the Closing Date, each Legal Entity that is a member of the Common Stock Group shall indemnify and hold harmless each Legal Entity that is a member of the Liberty Group and their respective directors, officers, employees, affiliates, agents, successors and assigns (the "Liberty Indemnitees") from and against (i) any Taxes which such member of the Common Stock Group is required to pay to a Governmental Authority (without any right of reimbursement from Liberty) or in respect of which AT&T is required to make a payment hereunder to Liberty and (ii) any Losses incurred by any Liberty Indemnitee by reason of a breach by any member of the Common Stock Group of its obligations or covenants hereunder.

         9.  Liberty Contests and Filing of Returns.
             --------------------------------------

         (a) Tax Returns of the TCI Affiliated Group for taxable periods ending on or prior to the Closing Date shall be prepared by the TCI Affiliated Group and approved (which approval shall not be unreasonably withheld) by Liberty, and shall be forwarded to AT&T for its review and approval (which approval shall not be unreasonably withheld) prior to filing. Such Tax Returns shall be prepared on a basis consistent with prior periods except insofar as changes in law require a change in reporting.

         (b) From and after the Closing Date, Liberty shall have the right to control in all respects all Tax Proceedings with respect to any member of the TCI Affiliated Group with respect to any Pre-Closing Taxable Period; provided,
                                                                     --------
however, that (i) AT&T shall be entitled to participate in any such Tax
-------
Proceeding at its expense, (ii) Liberty shall keep AT&T updated and informed and shall consult with AT&T with respect to any contested Tax Item, (iii) Liberty shall act in good faith with a view to the merits in connection with the Tax Proceeding and (iv) any proposed settlement shall require the consent of AT&T, which consent shall not be unreasonably withheld.

         (c) With respect to any Joint Return for any taxable year ending after the Closing Date, Liberty shall provide a Tax package for the Liberty Group, prepared at Liberty's sole cost and expense, to AT&T relating to the Liberty Group's activities no later than the date (provided that Liberty is given reasonable notice of such date) required by AT&T of its Significant Subsidiaries. Such packages shall (A) be prepared by a nationally recognized accounting firm (the "Package Preparer") mutually reasonably satisfactory to AT&T and Liberty, (B) take no position with a likelihood of success under the law that is less than 33-1/3 percent and include an opinion of the Package Preparer to such effect and (C) include a list prepared by the Package Preparer of all positions taken that are not more likely than not to succeed under the law and an analysis of the issues raised by each such position. The Joint Return of the AT&T Affiliated Group (including its consolidated federal income Tax Return) shall be prepared on the basis of the applicable Tax package prepared in accordance with this Section 9(c); provided,
                                                                      --------
however, that in the case of any position taken in any such Tax package (a
-------
"Package Position") with which AT&T disagrees, (I) a neutral mutually reasonably satisfactory nationally recognized law firm shall opine as to whether the Package Position has a likelihood of success under the law that is less than 33-1/3 percent and (II) the AT&T Affiliated Group shall take the Package Position for such period in the applicable Joint Return if such law firm opines that such likelihood is at least 33-1/3 percent and shall otherwise take any position that AT&T deems reasonable in lieu of the Package Position; provided further,
                                                       -------- -------
however, that AT&T shall have sole discretion to make all decisions with respect
-------
to any election, accounting method or other position that, if applicable, would be required to apply to any member of the Common Stock Group (and in the case of any election that would not, if made, apply to any member of the Common Stock Group, AT&T shall make such election if requested in Liberty's Tax package and AT&T shall not make such election if not requested in Liberty's Tax package). All costs, fees and expenses incurred with respect to the procedures described in part I of this Section 9(c) shall be borne 75 percent by Liberty and 25 percent by AT&T.

         (d) With respect to taxable years ending after the Closing Date, AT&T shall have the right to control in all respects (including settlement) all Tax Proceedings with respect to any member of the Liberty Group; provided, however,
                                                             --------  -------
that (A) Liberty (and any other member of the Liberty Group to the extent such member's Tax Items are Contested Liberty Group Items in the Tax Proceeding) shall be entitled to participate in any such Tax Proceeding at their expense, insofar as the Tax liabilities of the Liberty Group are concerned, (B) AT&T shall keep Liberty updated and informed, and shall consult with Liberty, with respect to any Tax Item of the Liberty Group that is a subject of such Tax Proceeding (a "Contested Liberty Group Item"), (C) AT&T shall act in good faith with a view to the merits in connection with the Tax Proceeding and (D) without limiting in any respect AT&T's right to settle any such Tax Proceeding in its absolute discretion, in the event that Liberty objects to a settlement of a Contested Liberty Group Item that it has identified in a written notice to AT&T prior to settlement as an item to be subject to this clause (D), (x) a neutral nationally recognized accountant (the "Settlement Advisor") that is mutually reasonably satisfactory to the parties shall determine the extent, if any, to which the amount for which the Contested Liberty Group Item was settled exceeds the amount at which the Contested Liberty Group Item could reasonably have been expected to be settled (the "Tentative Settlement Overpayment"), (y) the Settlement Advisor shall reasonably reduce the Tentative Settlement Overpayment to take account of the settlement of any Contested Liberty Group Items (and the resolution of any items of the Liberty Group for the period settled that were not the subject of the Tax Proceeding but were specifically identified in a written notice to Liberty from AT&T and discussed with Liberty prior to settlement) at an amount lower than the amount at which such items could reasonably have been expected to be settled (the Tentative Overpayment after such reduction, if any, the "Settlement Overpayment") and (z) AT&T shall pay Liberty as a Tax sharing payment the excess of the aggregate Settlement Overpayments for a taxable jurisdiction for a taxable year over the lesser of
(I) 25 percent of the amount at which the Contested Liberty Group Items could reasonably have been expected to be settled, as determined by the Settlement Advisor, and (II) $10 million in the case of consolidated federal income Taxes ($2 million in the case of all other Taxes). To the extent that any payment by AT&T pursuant to clause (z) above arises from an adjustment of a Timing Item (such payment, an "Advance"), amounts that would otherwise be payable by AT&T to Liberty with respect to the year that the Corresponding Item is realized shall be reduced (or amounts that would otherwise have been receivable by AT&T from Liberty shall be increased) by the amount of the Advance. Liberty shall pay AT&T the amount of any Advance that has not previously been so applied to reduce (or increase) payments at such time, if any, that the Liberty Group (or the member of the Liberty Group to which the Advance relates) deconsolidates from the AT&T Affiliated Group. All costs, fees and expenses of the Settlement Advisor and the procedures described in Section 9(d)(D)(x) and
(y) shall be borne 50 percent by Liberty and 50 percent by AT&T.

         10. Appointment of AT&T as Agent.  Liberty and each of the Subsidiaries
             ----------------------------
in the Liberty Group hereby appoint AT&T as their agent for the purpose of filing consolidated federal income Tax Returns that are Joint Returns and for making any election (described in Section 9(c) of this Agreement) or application or taking any action in connection with any such Tax Return on behalf of Liberty and each such Subsidiary in the Liberty Group included in such return consistent with the terms of this Agreement. Liberty and each of the Subsidiaries in the Liberty Group hereby appoint AT&T as their agent for the purpose of filing any other Joint Returns, and for making any election (described in 9(c) of this Agreement) or application or taking any action in connection with any such Joint Return on behalf of Liberty and each Subsidiary in the Liberty Group consistent with the terms of this Agreement. Liberty and each of the Subsidiaries in the Liberty Group hereby consent to the filing of such consolidated federal income Tax Returns and combined, consolidated or unitary state, local or foreign Tax Returns, and to the making of such elections and applications. Liberty agrees that Liberty and each of the Subsidiaries in the Liberty Group will be included, to the extent permitted by applicable law, in the filing of consolidated federal income Tax Returns on behalf of the AT&T Affiliated Group for each taxable period ending after the Closing Date and will be included in any other Joint Return required or permitted by applicable law, which Joint Return AT&T elects or is required to file or cause to be filed.

         11. Cooperation.
             -----------

         (a) The parties shall cooperate with one another in all matters relating to Taxes. The Liberty Group shall each provide AT&T with such cooperation and information as is necessary in order to enable AT&T to satisfy its tax, accounting and other legitimate requirements. Such cooperation and information by the members of the Liberty Group shall include making their respective knowledgeable employees available during normal business hours, providing the information required by reasonable AT&T Tax and accounting questionnaires (at the times and in the format required by AT&T of its Significant Subsidiaries), maintaining such books and records and providing such information as may be necessary or useful in the filing of Joint Returns and Separate Returns, and executing any documents and taking any actions which AT&T may reasonably request in connection therewith. AT&T shall provide Liberty, upon request, with copies of any Joint Returns filed by AT&T that include any member of the Liberty Group, promptly after such Joint Returns are filed and with copies of schedules and workpapers used to prepare such Joint Returns and to determine payments pursuant to this Agreement.

         (b) AT&T, Liberty and the Covered Entities shall consult with and cooperate with one another with respect to any restructuring (including, without limitation, any incorporation, sale, transfer or exchange of assets and any liquidation, sale, transfer or reorganization of any entity (such a restructuring, a "Post-Closing Transaction")) of the assets or entities that were part of the transactions described in the TCI Pre-AT&T Merger Restructuring Plan or paragraph 1 of the Letter Agreement to the extent that such restructuring would reasonably be expected to adversely affect the Tax treatment of any of the steps listed in the TCI Pre-AT&T Merger Restructuring Plan or paragraph 1 of the Letter Agreement materially. If the Liberty Group has not given its approval to a Post-Closing Transaction effected by any member of the Common Stock Group, which approval shall not be unreasonably withheld (provided that reasonableness shall be based on risk, not dollars), and such Post-Closing Transaction affects the Tax treatment of any step in the TCI Pre-Merger Restructuring Plan or paragraph 1 of the Letter Agreement creating either a Tax liability or a DIT or a reduction in any Tax benefit that would otherwise be for Liberty's account under this Agreement, then (A) AT&T shall indemnify Liberty for (i) the amount of any reduction of the TCI Affiliated Group NOL that would not have arisen but for such Post-Closing Transaction, (ii) any Tax created from any DIT that would not have arisen but for such Post-Closing Transaction, and
(iii) any other Tax liability (or reduction in any Tax benefit) that would not have arisen but for such Post-Closing Transaction and (B) AT&T shall be entitled, notwithstanding any other provision of this Agreement, to control any Tax Proceeding to the extent it relates to any Tax liability, reduction in Tax benefit or reduction in the TCI Affiliated Group NOL arising from such Post-Closing Transaction. If AT&T has not given its approval to a Post-Closing Transaction effected by any member of the Liberty Group, which approval shall not be unreasonably withheld (provided that reasonableness shall be based on risk, not dollars), and such Post-Closing Transaction affects the Tax treatment of any step in the TCI Pre-Merger Restructuring Plan or paragraph 1 of the Letter Agreement creating either a Tax liability or a DIT or a reduction in any Tax benefit that would otherwise be for AT&T's account under this Agreement, then Liberty shall indemnify AT&T for (i) the amount of any reduction of any TCI Affiliated Group Non-NOL Carryover that would not have arisen but for such Post-Closing Transaction, (ii) any Tax created from any DIT that would not have arisen but for such Post-Closing Transaction, and (iii) any other Tax liability (or reduction in any Tax benefit) that would not have arisen but for such Post-Closing Transaction.

         12. Confidentiality.  Any information obtained by any party under
             ---------------
this Agreement shall be kept confidential, except as may be necessary in connection with the filing of Tax Returns or claims for refund or in connection with an audit, dispute, proceeding, suit or action concerning any issues or matters addressed in this Agreement, or unless a party is compelled to disclose information by judicial or administrative process or, in the opinion of its counsel, by other requirements of law. This Section 12 shall not be construed to prevent the sharing of information by the parties with their respective legal advisors or accountants, the independent certified public accountants for purposes of performing the duties specified in Section 14 hereof, with the Settlement Advisor for purposes of performing the duties specified in Section 9(d) hereof or with the Arbiter.

         13. Payment of Tax.  For each taxable period, AT&T shall timely pay
             --------------
or discharge, or cause to be timely paid or discharged, the consolidated federal income Tax liability of the AT&T Affiliated Group for such taxable period and the combined state, local or foreign Tax liability shown on any Joint Return that AT&T or any other member of the Common Stock Group elects or is required to file.

         14. Calculation of Tax Sharing Payments and Resolution of Disputes.
             --------------------------------------------------------------
The independent certified public accountants for AT&T shall review each calculation of payments pursuant to this Agreement and provide a written certification to Liberty that such payments have been calculated and determined in accordance with the terms and provisions of this Agreement. Any dispute concerning the calculation or basis of determination of any payment provided for hereunder or the interpretation of any term or provision or any matter not contemplated by this Agreement that cannot be resolved in good faith by the parties shall be resolved by an independent certified public accounting firm that is mutually reasonably satisfactory to AT&T and Liberty in a manner that best conforms with the intent of the parties in drafting this Agreement, whose judgment shall be conclusive and binding upon the parties, in the absence of mathematical error. All costs, fees and expenses of the independent certified public accounting firms that are attributable to services rendered under this
Section 14 shall be borne half by AT&T and half by Liberty.

         15. Binding Effect; Successors and Assigns.  This Agreement shall be
             --------------------------------------
binding upon AT&T, Liberty and each Subsidiary that is a signatory hereto and the Subsidiaries that become parties hereto pursuant to Section 23 hereof. This Agreement shall inure to the benefit of, and be binding upon, any successors or assigns of the parties hereto (including, without limitation, any Subsidiary that becomes a party hereto pursuant to Section 23). AT&T, Liberty and each other party hereto may assign their right to receive payments under this Agreement but may not assign or delegate their obligations hereunder; provided,
                                                                      --------
however, that concurrently with the Liberty Media Corporation Contribution (as
-------
defined in the Contribution Agreement) which will occur as soon as practicable after the occurrence of a Triggering Event (as defined in the Contribution Agreement), Liberty Group LLC shall assume all the obligations of Liberty and each other member of the Liberty Group hereunder (and which obligations thereafter shall be exercisable against Liberty

Group LLC, as well as Liberty and each other member of the Liberty Group, for all purposes of this Agreement), and Liberty shall assign all of the rights of Liberty under this Agreement to Liberty Group LLC (and which rights thereafter shall be exercisable by Liberty Group LLC for all purposes of this Agreement, on behalf of Liberty or otherwise), including, without limitation, Liberty's rights to tax sharing payments and indemnification from AT&T and Liberty's rights to file certain Tax Returns, to prepare Tax packages, to control or participate in Tax Proceedings, to object to settlements by AT&T, to cooperation from AT&T, and to procedures for the calculation of payments and resolution of disputes.

         16. Interpretation.  This Agreement is intended to calculate and
             --------------
allocate certain federal, state, local and foreign Tax liabilities of the members of the AT&T Affiliated Group, the Common Stock Group, and the Liberty Group, and any situation or circumstance concerning such calculation and allocation that is not specifically contemplated hereby or provided for herein shall be dealt with in a manner consistent with the underlying principles of calculation and allocation in this Agreement. This Agreement shall not be interpreted to require any payment by Liberty to AT&T that is duplicative of any gross proceeds retained by AT&T for taxes pursuant to part (a) of the definition of "Liberty Media Group Net Proceeds" found in Section 9, Part B, of Article Third of the AT&T Charter.

         17. Legal and Accounting Fees.  Unless otherwise specified herein,
             -------------------------
any fees or expenses for legal, accounting or other professional services rendered in connection with the preparation of a Joint Return or the conduct of any Tax Proceeding shall be allocated between AT&T and Liberty in a manner resulting in AT&T and Liberty, respectively, bearing a reasonable approximation of the actual amount of such fees or expenses hereunder reasonably related to, and for the benefit of, their respective Groups.

         18. Effect of the Agreement.  This Agreement shall determine the
             -----------------------
liability of AT&T, Liberty and the members of their respective Groups to each other as to the matters provided for herein, whether or not such determination is effective for purposes of the Code or of state, local or foreign Tax laws, or for financial reporting purposes or for any other purposes.

         19. Entire Agreement.
             ----------------

         (a) This Agreement embodies the entire understanding among the parties relating to its subject matter and supersedes and terminates any prior agreements and understandings among the parties with respect to such subject matter (including the 1995 TCI Tax Sharing Agreement and the 1997 TCI Tax Sharing Agreement, each of which shall be of no further force or effect, and Exhibit C to the Merger Agreement), and no Person shall have any right, responsibility, obligation or liability thereunder. Any and all prior correspondence, conversations and memoranda (including the memorandum from AT&T and Liberty to Wachtell, Lipton, Rosen & Katz and Baker & Botts, L.L.P. dated March 4, 1999) are merged herein and shall be without effect hereon. No promises, covenants or representations of any kind, other than those expressly stated herein, have been made to induce either party to enter into this Agreement. This Agreement, including this provision against oral modification, shall not be modified or terminated except by a writing duly signed by each of the parties hereto, and no waiver of any provisions of this Agreement shall be effective unless in a writing duly signed by the party sought to be bound.

         (b) Notwithstanding Section 19(a), the Federal Tax Allocation Agreement, the State and Local Income Tax Allocation Agreement and the Tax Sharing Agreement by and among AT&T, Lucent Technologies Inc. and NCR Corporation dated as of February 1, 1996 shall each remain fully in effect; provided, however, that no Legal Entity included in the Liberty Group shall be considered a party to such agreements or subject to such agreements.

         20. Code References.  Any references to the Code or Treasury
             ---------------
Regulations shall be deemed to refer to the relevant provisions of any successor statute or regulation and shall refer to such provisions as in effect from time to time.

         21. Notices.  Any payment, notice or communication required or
             -------
permitted to be given under this Agreement shall be in writing (including telecopy communication) and mailed, telecopied or delivered:

         If to AT&T or any member of the Common Stock Group:

         AT&T Corp.
         295 North Maple Avenue
         Basking Ridge, New Jersey 07920
         Attention:  Vice President-Law
                     and Corporate Secretary
         Facsimile:  (908) 221-6618

         with a copy to:

         Wachtell, Lipton, Rosen & Katz
         51 West 52/nd/ Street
         New York, New York 10019
         Attention:  Richard D. Katcher, Esq.
                     Steven A. Rosenblum, Esq.
         Facsimile:  (212) 403-2000

         If to Liberty or any member of the Liberty Group:

         Liberty Media Corporation
         8101 East Prentice Avenue, Suite 500
         Englewood, Colorado 80111
         Attention:  Peter Zolintakis
         Facsimile:  (303) 488-3268

         with a copy to:

         Baker & Botts, L.L.P.
         599 Lexington Avenue
         New York, New York 10022
         Attention:  Elizabeth M. Markowski, Esq.
                     Frederick H. McGrath, Esq.
         Facsimile:  (212) 705-5125

or to any other address as AT&T or Liberty shall furnish in writing to one another. All such notices and communications shall be effective when received.

         22. Counterparts.  This Agreement may be executed in two or more
             ------------
counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         23. New Members.  Each of the parties to this Agreement recognizes
             -----------
that from time to time, new Subsidiaries of Liberty may be added to the Liberty Group. Each of the parties agree that any new Subsidiary that is part of the Liberty Group shall, without the express written consent of the other parties, become a party to this Agreement for all purposes of this Agreement with respect to taxable periods ending after such Subsidiary was added to the Liberty Group.

         24. Nature of Obligations.  Each of AT&T and Liberty acknowledges and
             ---------------------
agrees that its respective obligations under this Agreement shall not be affected by any impossibility, illegality, impracticability, frustration of purpose, force majeure, act of government, bankruptcy or insolvency of any party
         ----- -------
to this Agreement, failure or refusal of any party to this Agreement to perform its obligations hereunder, dispute, setoff or counterclaim, change in amount, composition or terms of the assets, liabilities or equity of AT&T or Liberty or any other party to this Agreement, or any other defense or right which AT&T or Liberty has or may have that might have the effect of releasing AT&T or Liberty, as the case may be, from such obligations.

         25. Termination.  This Agreement shall terminate at such time as all
             -----------
obligations and liabilities of the parties hereto have been satisfied. The obligations and liabilities of the parties arising under this Agreement shall continue in full force and effect until all such obligations have been met and such liabilities have been paid in full, whether by expiration of time, operation of law, or otherwise. The obligations and liabilities of each party are made for the benefit of, and shall be enforceable by, the other parties and their successors and permitted assigns.

         26. Liberty Representation.  Liberty represents that Liberty currently
             ----------------------
estimates based upon information as of the date hereof that was provided by TCI personnel to Liberty and evaluated by Liberty personnel in good faith, that with respect to 1998, for federal income tax purposes, the TCI Group will have $165 million of alternative minimum taxable income (which reflects a $70 million alternative minimum taxable loss of National Digital Television Center, Inc.) and the Liberty Group will have $205 million of alternative minimum taxable income. It has been the general experience of Liberty that final federal income tax numbers may vary from such estimates by a considerable amount, as much as 100 percent or more, but, apart from such general experience, Liberty has no reason to believe that the numbers contained in the immediately preceding sentence are incorrect as of the date hereof.

          IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by its respective duly authorized officer as of the date first set forth above.

                                   AT&T CORP.

                                   By: /s/ Daniel E. Somers
                                       -----------------------------------------
                                   Name:  Daniel E. Somers
                                   Title: Senior Executive Vice President and
                                          Chief Financial Officer


                                   LIBERTY MEDIA CORPORATION, for itself and for each member of the Liberty Group

                                   By: /s/ Charles Y. Tanabe
                                       -----------------------------------------
                                   Name:  Charles Y. Tanabe
                                   Title: Senior Vice President

Each of the Covered Entities listed below on this page hereby executes this Agreement as a member of the Liberty Group to acknowledge that such Person is bound by this Agreement as a member of the Liberty Group:

                                           TCI WIRELESS HOLDINGS, INC.

                                           By: /s/ Charles Y. Tanabe
                                               ---------------------------------
                                           Name:  Charles Y. Tanabe
                                           Title: Senior Vice President

                                           TCIP, INC.

                                           By: /s/ Charles Y. Tanabe
                                               ---------------------------------
                                           Name:  Charles Y. Tanabe
                                           Title: Senior Vice President

                                           TCI INTERACTIVE, INC.

                                           By: /s/ Charles Y. Tanabe
                                               ---------------------------------
                                           Name:  Charles Y. Tanabe
                                           Title: Senior Vice President


                                           SILVER SPUR LAND AND CATTLE CO.

                                           By: /s/ Charles Y. Tanabe
                                               ---------------------------------
                                           Name:  Charles Y. Tanabe
                                           Title: Senior Vice President

                                           TELE-COMMUNICATIONS, INC.

                                           By: /s/ Stephen M. Brett
                                               ---------------------------------
                                           Name:  Stephen M. Brett
                                           Title: Executive Vice President

                                           LIBERTY VENTURES GROUP LLC

                                           By: /s/ Stephen M. Brett
                                               ---------------------------------
                                           Name:  Stephen M. Brett
                                           Title: Executive Vice President

                                           LIBERTY MEDIA GROUP LLC

                                           By: /s/ Charles Y. Tanabe
                                               ---------------------------------
                                           Name:  Charles Y. Tanabe
                                           Title: Vice President

                                           TCI STARZ, INC.

                                           By: /s/ Stephen M. Brett
                                               ---------------------------------
                                           Name:  Stephen M. Brett
                                           Title: Vice President

                                           TCI CT HOLDINGS, INC.

                                           By: /s/ Stephen M. Brett
                                               ---------------------------------
                                           Name:  Stephen M. Brett
                                           Title: Vice President